Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is executed on April 3, 2015 (the “Execution Date”), by and between Cash America International, Inc., a Texas corporation (“CAI”); Cash America Management L.P., a wholly-owned subsidiary of CAI (“CAM”); and Daniel R. Feehan, an individual whose principal residence is in Fort Worth, Texas (“Feehan”).

STATEMENT OF BACKGROUND

A. CAM is a management company affiliated with CAI that, among other things, performs management and administrative services for CAI and its affiliates.

B. Since February of 2000, CAM has employed Feehan for the purpose of serving in the capacity as its chief executive and, in that capacity, Feehan has also performed the responsibilities of the President and Chief Executive Officer of CAI, all pursuant to the terms of several written employment agreements, the most recent being that certain Executive Employment Agreement dated effective as of May 1, 2013 (the “2013 Agreement”).

C. Feehan has also served on the Board of Directors of CAI (the “Board”) since 1984.

D. Prior to the date hereof, Feehan announced his intent to retire from his role as CAI’s Chief Executive Officer and President as of April 30, 2015, but has now agreed (i) to extend the 2013 Agreement through October 31, 2015 and continue to serve as CAI’s Chief Executive Officer through such date to provide the Board of Directors additional time to identify a new Chief Executive Officer (the “New CEO”); and (ii) to remain on the Board and serve as its Chairman following his retirement from the role of CAI’s Chief Executive Officer, subject to his being elected as a director of CAI at each applicable meeting of shareholders throughout the term of this Agreement.

E. Feehan has excelled in the performance of his responsibilities as CAI’s President and Chief Executive Officer, and the Board believes that retaining the benefits of his business experience, his knowledge of CAI, CAM and their affiliated companies (collectively, “Cash America”) and its industry and his relationships with Cash America’s shareholders, creditors, investment community, regulatory and governmental authorities and other constituents, beyond his retirement from the role of CAI’s Chief Executive Officer are of material importance to Cash America and to CAI shareholders.

F. CAM wishes to retain Feehan as an employee for a period beginning on the Effective Date (as defined below) and ending on April 30, 2020, and Feehan wishes to remain employed by CAM during such period.

G. To that end, the parties agree (i) that the 2013 Agreement shall be extended through October 31, 2015, as of which date it shall end; and (ii) that the terms and conditions of this Agreement shall govern Feehan’s employment by CAM for the purposes described herein beginning on November 1, 2015 (the “Effective Date”), and that on and after the Effective Date this Agreement shall provide the sole terms with respect to the employment, compensation and benefits of Feehan; and the 2013 Agreement and all prior agreements among the parties regarding these matters shall be of no further force or effect (excluding any rights or agreements related to, or governing, awards of equity or stock-based compensation such as restricted stock unit award agreements).

STATEMENT OF AGREEMENT

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency of which hereby is acknowledged, CAI, CAM and Feehan agree as follows:

1. Employment Status. From and after the Effective Date, CAM agrees to employ Feehan and Feehan agrees to serve as a non-officer employee of CAM through the end of the Term (as defined below), with the duties and responsibilities, and pursuant to the terms, set forth in this Agreement. From and after the Effective Date, Feehan shall no longer be, or have the duties and responsibilities of, an officer of CAI, CAM or any of their affiliates. As more particularly described in Section 11(o) below, Feehan shall continue to be responsible for performing the duties of CAI’s Chief Executive Officer, as those duties are outlined in the 2013 Agreement, from the date hereof until the Effective Date; however, from and after May 1, 2015, Feehan shall cease serving in the capacity as President of CAI and such role will be filled by another individual. On the Effective Date and subject to Feehan being elected as a director at the 2015 annual meeting of shareholders, the duties of Feehan shall become the duties of the Chairman of the Board of CAI, as such duties are specified in this Agreement and in CAI’s Bylaws as the same may be amended or restated from time to time. From the Effective Date through October 31, 2016, Feehan shall be designated as the Executive Chairman of the Board and from November 1, 2016 through the end of the Term, Feehan shall be a non-executive Chairman of the Board, subject in all cases to Feehan being elected as a director of CAI at each applicable meeting of shareholders throughout the Term.

2. Term. Unless terminated sooner pursuant to the terms of this section or Section 5, the term of Feehan’s employment under this Agreement will commence on the Effective Date and terminate on April 30, 2020 (the “Term”). The Board agrees that it will nominate Feehan to stand for election as a director at each annual or special meeting of CAI’s shareholders called during the Term in which director elections are held and Feehan agrees to stand for election to the Board at each such meeting that occurs during the Term.

3. Duties and Authority.

(a) Responsibilities. During the Term, Feehan’s duties and responsibilities will primarily consist of the following:

(i) Serve as Chairman of the Board and serve as primary liaison between the Board and management;

(ii) Advise and mentor the New CEO;

(iii) Interact with key shareholders as requested;

(iv) Interact with governmental officials (legislators and regulators) as requested;

(v) Assist management, as requested by the New CEO, with the development and execution of strategies for enacting favorable pawn legislation in both existing and new states;

(vi) Advise management with the development of Cash America’s annual business plan and budget;

(vii) Monitor monthly performance reports and alert the Board of any unexpected trends in operational or financial performance;

(viii) Advise management in the development of capital allocation strategies;

(ix) Evaluate management’s recommendations for any significant capital investment prior to submission to the Board for approval;

(x) Assist management, as requested by the New CEO, in the assessment and negotiation of any significant transactions;

(xi) Assist management, as requested, with the recruitment of senior leadership talent;

(xii) Visit operating locations, as requested, to provide the Board and management with an independent perspective on operating conditions in the visited locations;

(xiii) Participate, as requested by the New CEO, in periodic management presentations to lenders and analysts; and

(xiv) Perform such other duties as may from time to time be requested by the New CEO or be assigned by the Board or any duly authorized committee thereof.

On and after the Effective Date, the Board may adjust the foregoing responsibilities as the Board, in its sole discretion, deems reasonable and appropriate in connection with transitioning Mr. Feehan from the Executive Chairman of the Board to a non-executive chairman of the Board. In performing his responsibilities hereunder, Feehan will obey the lawful directions of the Board and any duly authorized committee thereof, and will use his best efforts to promote the interests of Cash America and to maintain and to promote the reputation thereof. In his role as Chairman during the Term, Feehan (i) will be an employee of CAM but will not be an officer of CAI, CAM or any of their affiliates or subsidiaries, (ii) will not have any authority to individually approve expenditures or transactions; or to commit Cash America to any liability or to sign any binding contracts on behalf of Cash America, (iii) will not have the authority to directly hire or fire any officer or other employee of Cash America, and (iv) will not have any direct reports and the New CEO will report directly to the entire Board.

(b) Standards. While employed hereunder, Feehan will devote his best efforts, skills and attention to the affairs of Cash America in order that he will faithfully perform his duties and obligations hereunder. Feehan will fulfill his duties and responsibilities as described in this section in a reasonable and appropriate manner in light of the policies and practices of Cash America and applicable laws and regulations. Feehan will observe and fulfill proper standards of responsibility attendant upon his service and role.

(c) Avoidance of Conflicts. During the Term, Feehan will not engage in any outside business or other activity detrimental to, or competitive with, the interests of Cash America, but otherwise may (i) engage in other businesses or activities, (ii) make personal, passive investments of his own funds, (iii) participate in customary civic and charitable activities, and (iv) serve on the boards of directors of other public or private companies, including serving on the board of directors of Enova International, Inc., so long as such services do not interfere with the tax-free nature of the spin-off transaction completed on November 13, 2014, whereby CAI distributed approximately 80% of the outstanding common shares of Enova International, Inc. to CAI’s shareholders. Notwithstanding the foregoing, Feehan may not have any financial interest in any competitor of Cash America; provided, Feehan may have such investments in his personal investment portfolio as long as he is the registered owner of less than 2 percent of the outstanding stock or securities of any such competitor of Cash America, and such stock or securities are registered and publicly traded on a national stock exchange of any country.

(d) Location. The parties agree that during the Term, Feehan will be based in Fort Worth, Texas, and may only be reassigned to another location that is mutually acceptable to Cash America and Feehan.

4. Compensation and Benefits. Subject to the terms of this Agreement, Cash America will pay Feehan, and Feehan accepts as full compensation for all services to be rendered to Cash America pursuant to this Agreement, the compensation and benefits described in this section below.

(a) Annual Base Salary. Feehan’s base salary (“Annual Base Salary”) commencing on the Effective Date will be (i) at the rate of $500,000 per year beginning on the Effective Date and ending on October 31, 2016, and (ii) at the rate of $250,000.00 per year during the remainder of the Term following October 31, 2016. Such base salary shall be payable in accordance with Cash America’s standard payroll practices and policies, subject to such withholdings as required by law or as otherwise permissible under such practices or policies of Cash America. The Management Development and Compensation Committee of the Board (the “Compensation Committee”) may, but is not required to, review Feehan’s Annual Base Salary from time to time during the Term, with a view to ascertaining the adequacy or appropriateness thereof, and the Compensation Committee may adjust Feehan’s Annual Base Salary from time to time if, in the opinion of the Compensation Committee, such an adjustment is justified. During the Term, Feehan shall not be entitled to receive any annual or quarterly cash retainers or meeting fees available to other directors serving on the Board.

(b) Bonuses and Other Incentive Compensation. During the Term, Feehan will not be entitled to participate in short-term annual incentive programs applicable to Cash America’s other employees and will not be eligible to receive any other cash bonuses under the CAI Senior Executive Bonus Plan or any other incentive or other compensation plans or arrangements of

Cash America. Notwithstanding the foregoing, Feehan shall be eligible to receive a prorata short-term incentive payment based on Feehan’s status as Chief Executive Officer from January 1, 2015 through October 31, 2015, pursuant to the terms and conditions of Cash America’s 2015 short-term incentive program and payable at the same time as payments, if any, are made to other coworkers eligible to receive payments under such short-term incentive program, subject to the discretion of the Compensation Committee.

(c) Equity Compensation. As consideration for Feehan’s agreements contained herein and for the purposes of satisfying the terms of Section 4(c) of the 2013 Agreement with respect to the 2015 year, the Compensation Committee agrees to award Feehan a one-time grant of restricted stock units as soon as reasonably practicable following May 1, 2015 having a value of $1,500,000 and the number of RSUs in such grant shall be determined by dividing $1,500,000 by the average closing price of CAI’s common stock traded on the New York Stock Exchange for the 20 consecutive trading day period ending with the closing price of such stock on the day immediately preceding the grant date. The RSUs shall vest in equal one-fifth installments on each April 30 of 2016, 2017, 2018, 2019 and 2020. The other terms of the RSU award agreement shall be consistent with the RSU award agreements issued to officers of CAI in January 2015, except that the vesting requirements shall be amended to provide that (A) the award will remain eligible to vest so long as Feehan remains continuously (i) employed by CAM or any of its subsidiaries or other affiliates, and/or (ii) a member of the Board through the applicable vesting date. In addition, if Feehan ceases to be an employee of CAM and/or member of the Board during the Term due to death or disability, a prorata portion of the then unvested RSUs that are scheduled to vest on the next scheduled vesting date following such death or disability (prorated based on the period of time Feehan is employed or is serving on the Board between the vesting date that occurred immediately prior to such death or disability and the next vesting date scheduled to occur following such death or disability) will vest for the benefit of, and be payable to, Feehan if such cessation is due to disability, or if such cessation is due to death, for the benefit of, and be payable to his designated beneficiary or, if no beneficiary has been designated, in the name of his estate. During the Term neither the Board nor the Compensation Committee intends to grant any additional long-term incentive awards to Feehan, including stock options, restricted stock, restricted stock units or other equity compensation; provided, however, after the Effective Date and through the remainder of the Term Feehan shall be entitled to receive the same annual grants of CAI equity pursuant to the Cash America International, Inc. 2014 Long Term Incentive Plan that other directors serving on the Board receive for so long as Feehan is elected as a director of CAI at each applicable meeting of shareholders during the Term.

(d) Employee Benefit Plans. During the Term Feehan will be eligible to participate in the employee healthcare plans, life insurance plans, Non-Qualified Savings and 401(k) plans that are maintained by Cash America for coworkers generally, all in accordance with and subject to the terms and conditions of such plans; provided, his participation in the Non-Qualified Savings Plan shall cease upon the date he has a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). Feehan shall have no rights under Cash America’s severance pay plans and, after the Effective Date, shall not be entitled to receive any contributions under Cash America’s supplemental executive retirement plan. Notwithstanding the foregoing, Feehan shall be eligible for a prorata contribution to Feehan’s supplemental executive retirement plan account for the 2015 calendar year based on Feehan’s status as Chief Executive Officer from January 1, 2015 through October 31,

2015, if, and at the time, the Compensation Committee, in its sole discretion, makes contributions to the supplemental executive retirement plan accounts of other officers of CAI for the 2015 calendar year.

(e) Disability. If Feehan becomes Disabled (as defined below) before the end of the Term, Cash America will pay Feehan an amount equal to his Annual Base Salary at the frequency and timing applicable from time to time under Cash America’s standard payroll practices and policies for salary payments for employees who continue in employment) for the period commencing at the time Feehan becomes Disabled and ending on the earlier of (i) the 1-year anniversary of such commencement date, (ii) the expiration of the Term, or (iii) the date Feehan ceases to be Disabled. If Feehan does cease to be Disabled and returns to work before the end of the 1-year period commencing at the time he becomes Disabled, he shall remain eligible for any amounts payable under Section 5 upon his subsequent termination of employment. For purposes of this paragraph, Feehan’s Annual Base Salary shall be computed at the same rates as set forth in Section 4(a) above that would otherwise be applicable during the time that payments of his Annual Base Salary are payable under this paragraph.

(f) Death Benefits. If Feehan dies before the end of the Term, Cash America will pay Feehan’s beneficiary that he designates in a writing delivered to Cash America (or, if no such beneficiary survives him, his estate) an amount equal to his Annual Base Salary at the frequency and timing applicable from time to time under Cash America’s standard payroll practices and policies for salary payments to employees who continue in employment) for the period commencing on the date of his death and ending on the earlier of (i) the 1-year anniversary of such commencement date, or (ii) the expiration of the Term. For purposes of this paragraph, Feehan’s Annual Base Salary shall be computed at the same rates as set forth in Section 4(a) above that would otherwise be applicable during the time that payments of his Annual Base Salary are payable under this paragraph.

(g) Business Expenses. During the Term Feehan will have a right to be promptly reimbursed for his reasonable and appropriate business expenses which he actually incurs in connection with the performance of his duties and responsibilities under this Agreement in accordance with Cash America’s expense reimbursement policies and procedures applicable to other administrative coworkers. In any event, expense reimbursements hereunder will be paid within 30 days after Feehan submits evidence of such reimbursable expense(s) to Cash America, and in no event will any such reimbursement be paid later than the last day of the calendar year immediately following the calendar year in which the expense was incurred. The amount of such reimbursements during any calendar year will not affect the reimbursements provided in any other calendar year, and the right to any such amounts shall not be subject to liquidation or exchange for another benefit.

5. Termination. Feehan’s employment with Cash America may be terminated as follows:

(a) Voluntary Termination Without Good Reason.

(i) Termination. Feehan may voluntarily terminate his employment hereunder without Good Reason (as defined below) at any time during the Term, effective as of the end of the 5-day period beginning on the date Feehan provides Cash America with a signed, written notice of his termination; provided, in its sole discretion Cash America may accept such resignation effective as of an earlier date and pay Feehan in lieu of waiting for passage of the 5-day notice period. The date of Feehan’s termination of employment as an employee of Cash America is hereinafter referred to as his “Termination Date.”

(ii) Payments and Benefits. If Feehan voluntarily terminates his employment hereunder without Good Reason, Cash America will pay to Feehan only (x) his Annual Base Salary earned through the Termination Date, (y) any short-term incentive payments earned and vested but not yet paid, and (z) to the extent provided under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan or this Agreement earned through the Termination Date. Feehan’s right to unvested and vested but deferred restricted stock unit awards and his rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

(b) Voluntary Termination With Good Reason.

(i) Termination. Feehan may voluntarily terminate his employment hereunder with Good Reason (as defined below) at any time during the Term, effective as of the end of the 30-day period beginning on the date he provides Cash America with a signed, written notice of his termination; provided, in its sole discretion Cash America may accept such resignation effective as of an earlier date and pay Feehan in lieu of waiting for passage of the 30-day notice period.

(ii) “Good Reason.” For purposes of this Agreement, the phrase “Good Reason” means any of the following conditions, which remains uncured after the expiration of 30 days following the delivery of written notice of such condition to Cash America by Feehan, with respect to which he terminates employment within 12 months after the initial existence of the condition, to the extent there is a material negative change in Feehan’s employment relationship with CAM (or any successor affiliated employer) or the terms of Feehan’s relationship with CAI (or any successor affiliated company): (A) a material breach of the terms of this Agreement by Cash America; (B) the Board appointing someone other than Feehan to serve as Chairman of the Board other than for Just Cause (as defined below); (C) Cash America materially reducing Feehan’s rate of Annual Base Salary below the level in effect immediately before such reduction (other than the decrease that occurs on November 1, 2016 pursuant to the terms of Section 4(a) above); (D) Cash America materially reducing the level of employee benefits and perquisites below the level provided for by the terms of Sections 4 (excluding Section 4(c) above), other than as a result of an amendment or termination that is applicable to all Cash America coworkers or officers; (E) a relocation of Feehan’s principal office from Fort Worth, Texas, without Feehan’s consent; or (F) Feehan ceases to be a member of the Board, due to resignation or otherwise, as a result of failing to receive a majority of the votes cast in any shareholder meeting in which directors are elected.

(iii) Payments and Benefits. If Feehan voluntarily terminates his employment hereunder with Good Reason before the end of the Term, Feehan will be entitled to receive the following compensation and benefits:

(A) Continuation pay at the applicable rate of Feehan’s Annual Base Salary for a period equal to the lesser of (i) 24 months following the Termination Date, or (ii) the remainder of the Term (the “Continuation Pay Period”). Such payments shall be made in accordance with Cash America’s normal payroll practices and policies for its other employees. For purposes of this paragraph, Feehan’s Annual Base Salary shall be computed at the same rates as set forth in Section 4(a) above that would otherwise be applicable during the time periods that continuation pay is payable under this paragraph;

(B) If Feehan and/or any of his dependents who are qualified beneficiaries under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) elect to continue health coverage (i.e., medical, dental and vision benefits) under Cash America’s group health plan pursuant to the continuation provisions of COBRA, during the lesser of (i) the remainder of the Term, or (ii) the first 18 months of the Continuation Pay Period, and while such coverage is in effect, Cash America will reimburse Feehan for the portion of the premium for group health plan coverage that he pays and that is in excess of what other coworkers would pay for similar coverage under Cash America’s group health plan during that period. In addition, if the Continuation Pay Period is greater than 18 months then to the extent Feehan and his dependents who are qualified beneficiaries would be entitled to COBRA after the 18th month period following the Termination Date pursuant to this Agreement if COBRA lasted for such additional period (instead of 18 months), then Cash America will allow Feehan and his dependents who are qualified beneficiaries to continue group health plan coverage for the remainder of the Continuation Pay Period under Cash America’s group health plan pursuant to the same rules and terms as would apply if COBRA had continued; and Cash America will reimburse Feehan for the portion of the premium for group health plan coverage that he pays and that is in excess of what other coworkers would pay for similar coverage under Cash America’s group health plan during that period. Also, during the Continuation Pay Period Cash America will allow Feehan to continue his participation in Cash America’s Medical Expense Reimbursement Plan (“MERP”) as long as Cash America maintains a MERP and as long as Feehan is participating in Cash America’s group medical plan under COBRA or the COBRA-like coverage described in the preceding sentence. The post-employment coverage described in this subsection will end due to any reason COBRA continuation coverage ends or would have ended, other than the lapse of the 18-month standard COBRA coverage period (such as, for example, Feehan becoming covered under the group health plan of another employer or Feehan’s dependents losing their dependent status). To the extent the reimbursement of the premiums for the group health plan benefits and the reimbursements under the MERP provided to Feehan are discriminatory in favor of a highly compensated individual under Code Section 105(h), Cash America will report the amounts of the premium reimbursements and MERP benefits (and/or such other amounts as may be required by law) as taxable income on Feehan’s Form W-2. Each of the reimbursements will be treated as a separate payment for purposes of Code Section 409A. Cash America reserves the right to amend and/or terminate any of the group health plans and/or the MERP at any time;

(C) All other amounts and benefits to which Feehan may be entitled as of the Termination Date under Cash America’s employee benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements; and

(D) Feehan’s right to unvested and vested but deferred restricted stock unit awards and his rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

Notwithstanding the foregoing, Cash America’s obligation to pay the amounts described in subsections (A), (B) and (D) hereof is expressly conditioned on both (i) Feehan’s compliance, and continuing compliance, with the terms of the restrictive covenants set forth in Sections 6, 7, 8 and 9, and (ii) with respect to all payments to be made more than 60 days after the Termination Date, Feehan entering into, and not revoking (and the expiration of any time period during which revocation is permitted), on or before the date on which any such payment is to be made, a release in favor of Cash America, in such form and terms as Cash America may reasonably determine. If Feehan fails to enter into such a release (or if the time period for revocation of the release has not expired) on or before the date on which any such payment is to be made, Feehan shall permanently forfeit his right to such payment.

(c) Termination Without Just Cause.

(i) Termination. Cash America, in its sole discretion, may terminate Feehan’s employment hereunder without Just Cause (as defined below), at any time by giving Feehan 5 days’ prior written notice of Cash America’s intent to terminate Feehan’s employment as of a specified date.

(ii) Payments and Benefits. If Cash America terminates Feehan’s employment hereunder without Just Cause before the end of the Term, Feehan will be entitled to receive the same compensation and benefits described in Section 5(b)(iii) above.

Notwithstanding the foregoing, Cash America’s obligation to pay the amounts described in subsection (c)(ii) hereof is expressly conditioned on both (i) Feehan’s compliance and continuing compliance with the terms of the restrictive covenants set forth in Sections 6, 7, 8, and 9, and (ii) with respect to all payments to be made more than 60 days after the Termination Date, Feehan entering into, and not revoking (and the expiration of any time period during which revocation is permitted), on or before the date on which any such payment is to be made, a release in favor of Cash America, in such form and terms as Cash America may reasonably determine. If Feehan fails to enter into such a release (or if the time period for revocation of the release has not expired) on or before the date on which any such payment is to be made, Feehan shall permanently forfeit his right to such payment.

(d) Termination With Just Cause.

(i) Termination. Cash America may immediately terminate Feehan’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Feehan.

(ii) “Just Cause.” For purposes of this Agreement, the phrase “Just Cause” means that, in the sole discretion of the Board, any of the following have occurred or exist: (A) Feehan’s fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to Cash America’s business affairs; (B) Feehan’s refusal or repeated failure to follow Cash America’s established reasonable and lawful policies; (C) Feehan’s breach of this Agreement; (D) Feehan’s conviction of a felony involving moral turpitude; (E) any intentional misapplication by Feehan of Cash America’s funds, or any material act of dishonesty committed by Feehan; or (F) Feehan’s unlawful use or possession of any controlled substance or Feehan’s abuse of alcoholic beverages. A termination of Feehan for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect 30 days after Feehan receives from Cash America written notice of its intent to terminate his employment and Cash America’s description of the alleged cause, unless he, in the opinion of the Board, during such 30-day period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting Just Cause; a termination of Feehan for Just Cause based on clause (D), (E) or (F) of the preceding sentence will take effect immediately.

(iii) Payments and Benefits. If Feehan’s employment hereunder is terminated by Cash America for Just Cause, Cash America will be required to pay to Feehan only (A) his Annual Base Salary earned through the Termination Date, (B) any short-term incentive payment earned and vested but not yet paid, and (C) to the extent provided under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan or this Agreement earned through the Termination Date. Feehan’s right to unvested and vested but deferred restricted stock unit awards and his rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

(e) Termination Due to Death or Disability.

(i) Death. Feehan’s employment with Cash America will end upon his death.

(ii) Disability. If Feehan becomes Disabled, Cash America may terminate his employment under this Agreement upon giving him or his legal representative written notice at least 30 days before the Termination Date. Feehan agrees that he will submit to examinations by such practicing medical doctors selected by the Board upon receipt of written request from the Board to do so. For purposes of this Agreement, “Disabled” means that Feehan has become eligible for disability benefits under any Cash America plan or program providing long-term disability benefits to its officers or employees.

(iii) Payments and Benefits. If Feehan’s employment hereunder is terminated due to his death or disability (as described in this subsection), Cash America will pay to Feehan only (A) his Annual Base Salary earned through the Termination Date, (B) all bonuses earned and vested but not yet paid, (C) to the extent provided under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan or this Agreement earned through the Termination Date, and (D) the amounts provided in Section 4(e) or 4(f), as applicable. Feehan’s right to unvested and vested but deferred restricted stock unit awards and his rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

6. Confidential and Proprietary Information.

(a) Access. Feehan acknowledges that, prior to, and during the term of his employment hereunder, he has been, and will be, privy to confidential and proprietary information of Cash America.

(b) Nondisclosure. Feehan agrees to not disclose to any third party, without the prior written consent of the Board or unless necessary to perform his duties and responsibilities hereunder, the trade secrets, proprietary information, marketing strategies, business strategies, business plans, pricing data, legal analyses, financial information, insurance information, customer lists, customer information, creditor files, processes, policies, procedures, research, lists, methodologies, specifications, software, software code, computer systems, software and hardware architecture and specifications, customer information systems, point of sale systems, management information systems, software design and development plans and materials, computer information control and security plans and systems, intellectual property, contracts, business records, technical expertise and know-how, and other confidential and proprietary information and trade secrets of Cash America (collectively, the “Property”), which have been or will be provided to Feehan by Cash America and are confidential and proprietary property of Cash America. Feehan further agrees not to use any Property to his personal benefit or the benefit of any third party. Feehan also agrees to return to Cash America all such Property which is tangible upon his termination of employment hereunder. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Feehan without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Section are in addition to, and not in lieu of, any rights or remedies Cash America may have available pursuant to the laws of the State of Texas to prevent the disclosure of trade secrets and proprietary information.

(c) Nondisclosure Period. Feehan’s obligations under the nondisclosure provisions in this Section 6: (i) will apply to confidential information that does not constitute trade secrets during the Term and for a period of 24 months following the Exit Date (as defined below). As used herein, the term “Exit Date” shall be the later to occur of (A) the Termination Date, or (B) the date Feehan ceases to be a member of CAI’s Board, and (ii) will apply to trade secrets until such Property no longer constitutes trade secrets.

7. Non-Solicitation of Employees and Agents. Feehan agrees that, during the Term and for the 24-month period following the Exit Date, he will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of Cash America to terminate such party’s engagement with Cash America so as to work for any person or business which competes with Cash America for talent; provided, the restrictions set forth in this Section will only apply to employees, officers, agents or independent contractors with whom Feehan has business contact during the 12-month period ending on the date his employment terminates.

8. Covenant Against Competition. Feehan will not at any time during the Term, other than in performance of his duties for Cash America, and for the 24-month period following the Exit Date, on his own behalf, or on behalf of any other person or entity, compete with Cash America by providing management or consulting services, similar to those Feehan provided to Cash America with respect to any products or services similar to those offered or under development by Cash America (“Cash America Products and Services”) anywhere within the Territory at any time during the 12-month period ending on the Exit Date. For purposes of this Agreement, the term “Territory” will mean any territory in which Cash America offers its services or products at any time during the 12-month period ending on the Exit Date. For the avoidance of doubt, Feehan’s service as a member of the board of directors of Enova International, Inc. shall not be considered a violation of this Section.

9. Nonsolicitation of Customers and Clients. Feehan will not at any time during the Term, other than in performance of his duties for Cash America, and for a period of 24 months after the Exit Date, on Feehan’s own behalf or on behalf of any other person or entity, solicit, initiate contact, call upon, initiate communication with or attempt to initiate communication with any customer or client of Cash America or any representative of any customer or client of Cash America, with a view to providing Products and Services to such clients or customers; provided, the restrictions set forth in this Section that are applicable after the end of the Term will apply only to customers or clients of Cash America with whom Feehan had contact with in the 12-month period ending on the Exit Date.

10. Enforcement of Restrictive Covenants.

(a) Severability. Feehan acknowledges and agrees that the non-competition, non-solicitation, non-disclosure and other restrictive covenants contained herein (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of Cash America. Feehan expressly agrees and consents that, and represents and warrants to Cash America that, the Covenants will not prevent or unreasonably restrict or interfere with his ability to make a fair living after the end of the Term. The parties agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein, and specifically, the parties hereto agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, the parties agree to request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under the law actually applied to determine the validity, legality, enforceability or reasonableness of any such

Covenant. The parties agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

(b) Injunctive Relief. Feehan hereby agrees that any remedy at law for any breach of the provisions contained in Sections 6, 7, 8 or 9 will be inadequate and that Cash America will be entitled to apply for injunctive relief in addition to any other remedy Cash America might have under this Agreement.

(c) Claim for Damages. Feehan acknowledges that, in addition to seeking injunctive relief, Cash America may bring a cause of action against him for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by Cash America and arising out of or due to any breach of any covenant or agreement of Feehan contained in Sections 6, 7, 8 or 9. In addition, either party may bring an action against the other for breach of any other provision of this Agreement.

(d) Survival. Sections 6, 7, 8, 9 and this Section 10, to the extent applicable, will survive the termination of the Term. In addition, the termination of this Agreement or the Term will not terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.

11. Miscellaneous.

(a) Assignment. This Agreement is for the personal services of Feehan, and the rights and obligations of Feehan under this Agreement are not assignable or delegable in whole or in part by Feehan or Cash America without the prior written consent of the other party.

(b) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(c) Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.

(d) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Cash America and Feehan.

(e) Policies, Procedures and Statements. Feehan acknowledges that, from time to time, Cash America may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Cash America may make written or oral statements relating to personnel policies and procedures. No policies, procedures or statements of any nature by or on behalf of Cash America (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature will be construed to modify this Agreement.

(f) Governing Law. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and, subject to the terms of Section 11(n) below, Cash America and Feehan agree that the state and federal courts situated in Tarrant County, Texas will have personal jurisdiction over Cash America and Feehan to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Tarrant County, Texas, and, as such, Cash America and Feehan agree that venue will be proper with the state or federal courts in Tarrant County, Texas to hear such disputes. In the event either Cash America or Feehan is not able to effect service of process upon the other with respect to such disputes, Cash America and Feehan expressly agree that the Secretary of State for the State of Texas will be an agent of Cash America and/or Feehan to receive service of process on behalf of Cash America and/or Feehan with respect to such disputes.

(g) Section 409A. This Agreement is intended to comply with the requirements of Section 409A by providing for payments under a fixed schedule. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any payments made under this Agreement that would be considered payments of deferred compensation subject to Section 409A made upon a separation from service, shall, to the extent required by Section 409A, in no event be made or commence until 6 months after Feehan’s separation from service, and any payments due during such period shall be withheld and paid at the end of such period. To the extent that any payments made or benefits provided pursuant to this Agreement are reimbursements or in-kind payments, to the extent necessary to comply with Section 409A, the amount of such payments or benefits during any calendar year shall not affect the amounts or benefits provided in any other calendar year, the payment date shall in no event be later than the last day of the calendar year immediately following the calendar year in which an expense was incurred and the right to any such payments or benefits shall not be subject to liquidation or exchange for another payment or benefit. To the extent that any amount payable to Feehan by Cash America or any Cash America plan would be subject to the additional 20% tax imposed under Section 409A, the parties will negotiate in good faith an alternative arrangement that will comply with the requirements of that section.

(h) No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under, or by reason of, this Agreement.

(i) Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally or sent by certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

(i)	To Feehan:

Daniel R. Feehan

1707 Catalina Court

Fort Worth, Texas 76107

(ii)	To Cash America:

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Attention: General Counsel

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), or (ii) on the third business day after it is mailed by certified mail.

(j) Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Cash America and Feehan and their respective heirs, personal representatives, legal representatives, successors and assigns.

(k) Severability. Without limiting the provisions of Section 10(a) above, if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision is not a part hereof, and the remaining provisions hereof shall remain in full force and effect; and in lieu of any illegal, invalid or unenforceable provision herein, there shall be added automatically as a part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Costs of Enforcement. If any party hereto brings an action to enforce the provisions of this Agreement, the prevailing party in such action may recover its reasonable attorneys’ fees and costs, through and including any and all appeals, from the other party. Any such reimbursement payment must be made as soon as possible but in any event by the end of the calendar year following the calendar year in which such fees and costs were incurred. The amount of such reimbursements during any calendar year will not affect the reimbursements provided in any other calendar year, and the right to any such amounts shall not be subject to liquidation or exchange for another benefit.

(m) Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, in the event that CAI is required to materially restate its financial results due to CAI’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to CAI, the Compensation Committee may, in its discretion or as necessary to comply with applicable law, require Feehan to pay CAI an amount equal to all or any portion of any incentive compensation

(including stock and stock-based awards) that has been paid, issued or granted to Feehan pursuant to any incentive compensation program within the two years preceding the date on which CAI is required to prepare an accounting restatement, to the extent that such amount was based on the erroneous data and exceeded the amount that would have been paid, issued or granted to Feehan under the accounting restatement. Such cancellation or repayment obligation shall be effective as of the date specified by the Compensation Committee. Any repayment obligation shall be satisfied in cash or in such other form of consideration, such as shares of stock of CAI, permitted by applicable law and acceptable to the Compensation Committee, and the Compensation Committee may provide for an offset to any future payments owed by Cash America to Feehan if necessary to satisfy the repayment obligation; provided however, that if any such offset is prohibited under applicable law, the Compensation Committee shall not permit any such offset and may require immediate repayment by Feehan. Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements, and/or any compensation recovery or clawback policy adopted by CAI after the Execution Date, CAI may unilaterally amend this Section 11(m) and such amendment shall be binding on Feehan; provided, however, regardless of whether CAI makes such a unilateral amendment, Feehan shall be bound by any compensation recovery or clawback policy adopted by CAI after the Execution Date.

(n) Arbitration. The parties hereto agree that any and all disputes between them, and any claim or controversy arising out of, or related to this Agreement, the breach hereof or the making, performance, or interpretation thereof, shall be finally settled solely and exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or any successor organization arbitration procedures then in effect. The place of arbitration shall be Fort Worth, Texas, and the laws applicable to the arbitration procedure shall be the laws of the State of Texas. The procedure for selecting the arbitrator(s) will be as prescribed by the AAA or its successor; provided, however, that if the AAA or a successor is not in existence or does not provide such a procedure, then Cash America and Feehan will each select one arbitrator and said arbitrators will select a third. The cost of arbitration shall be taxed and borne as provided by the AAA. The award of the arbitrator(s) shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings presented or pled to the arbitrator(s); shall be made and shall promptly be payable free of any tax, deduction, or offset; and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon the award of the arbitrator(s) may be entered in the court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award or for an order of enforcement. Nothing herein contained shall bar the right of either party to obtain injunctive relief against threatened conduct that will cause loss or damages under the usual equity rules, including the applicable rules for obtaining preliminary injunctions; provided, however, that such relief must be sought only from a court of competent jurisdiction that is located within Tarrant County, Texas.

DRF / JRG. By placing their respective initials here, Feehan and Cash America’s duly authorized representative expressly acknowledge that each party fully understands and accepts the foregoing commitment to arbitrate disputes.

(o) Prior Agreements. The 2013 Agreement is hereby amended to provide that

(i) The term thereof shall be extended to October 31, 2015, as of which date it shall terminate,

(ii) Feehan’s annual salary shall remain at the rate of $875,500 per year for the period from May 1, 2015 through October 31, 2015,

(iii) Feehan shall serve only in the capacity as CAI’s Chief Executive Officer from the Effective Date through October 31, 2015 and shall not serve in the capacity as CAI’s President after April 30, 2015,

(iv) Section 3(a) of the 2013 Agreement shall be amended and restated as follows:

“During the Term, Executive will be employed by CAM as its chief executive and will additionally serve in the capacity of Chief Executive Officer of CAI. Executive’s duties and responsibilities will primarily consist of the performance of executive management and administrative services for CAM, which, among other things, provides management and administrative services to CAI and its affiliated companies. Executive’s duties and responsibilities will also include those described for the Chief Executive Officer in the CAI By-Laws or other formal documents of CAI, as such documents may be amended from time to time. Executive’s duties and responsibilities will also include such other or additional duties as may from time to time be assigned to Executive by the Board or any duly authorized committee thereof, provided such other or additional duties are consistent with the position of CAM’s chief executive and with the duties of the Chief Executive Officer of CAI. Executive will obey the lawful directions of the Board and any duly authorized committee thereof, and will use Executive’s best efforts to promote the interests of Cash America and to maintain and to promote the reputation thereof.”

(v) The term “President and Chief Executive Officer” in Section 5(b)(ii)(B) of the 2013 Agreement shall be revised to read “Chief Executive Officer.”

Upon the termination of the 2013 Agreement pursuant to this paragraph, the terms of Feehan’s employment with Cash America shall immediately thereafter be governed solely by the terms of this Agreement. Notwithstanding the foregoing, the terms of Section 4(c) and this Section 11(o) shall become effective on the Execution Date. Beginning on the Effective Date, the 2013 Agreement and all prior agreements among the parties with respect to the employment, compensation and benefits of Feehan (with the exception of this Agreement and any rights or agreements related to, or governing, awards of equity or stock-based compensation such as restricted stock unit award agreements) shall end and be of no further effect, and no party hereto shall have any further rights or obligations under the 2013 Agreement or any such other prior agreements after said date.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date to be effective as more particularly set forth hereinabove.

FEEHAN	CASH AMERICA INTERNATIONAL, INC.

/s/ Daniel R. Feehan	By:	/s/ James H. Graves
Daniel R. Feehan		James H. Graves,
Chairman of the Management Development & Compensation Committee of the Board of Directors

CASH AMERICA MANAGEMENT L.P.

	By:	Cash America Holding, Inc.,
its general partner

		By:	Cash America International, Inc.,
its sole shareholder

			By:	/s/ James H. Graves
James H. Graves,
Chairman of the Management Development & Compensation Committee of the Board of Directors